Exhibit 99.1

Allegheny Technologies Cancels February 10 Cowen Presentation Due to Weather-Related Issues

PITTSBURGH--(BUSINESS WIRE)--February 9, 2010--Allegheny Technologies Incorporated (NYSE: ATI) announced that Richard J. Harshman, Executive Vice President, Finance and Chief Financial Officer, will not be making a presentation at the Cowen and Company 31st Annual Aerospace/Defense Conference in New York, NY on February 10, 2010, due to weather-related issues. Travel is difficult and uncertain due to this past weekend’s near-record level of snow in the Pittsburgh area, and weather forecasts for Wednesday, February 10 that call for a potential significant amount of additional snow in Pittsburgh and expected blizzard-like conditions in New York City.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $3.0 billion during 2009. ATI has approximately 8,500 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004